Exhibit 18

March 7, 2012

International Lease Finance Corporation

Board of Directors

10250 Constellation Boulevard, Suite 3400

Los Angeles, CA  90067

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the  consolidated  financial statements of International Lease Finance Corporation (“ILFC” ) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and issued our report thereon dated March 7, 2012.  Note A to the financial statements describes a change in accounting principle for assets acquired and liabilities assumed by American International General, Inc. (“AIG”) in connection with its acquisition of ILFC.  At the time of the acquisition, the Company continued to account for its assets and liabilities at historical cost in its separate financial statements.  In the fourth quarter of 2011, the Company elected to reflect AIG’s basis in the assets acquired and liabilities assumed in the Company’s separate financial statements.  As a result of the accounting change, those assets and liabilities as remeasured at their fair value as of the date of AIG’s acquisition of ILFC (i.e. AIG’s cost basis in those assets and liabilities) has been “pushed down” to the financial statements of ILFC for all periods presented.   It should be understood that the preferability of one acceptable method of accounting over another for electing push down accounting outside of a remeasurement event has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable.  Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

Los Angeles, California

PricewaterhouseCoopers LLP, 350 South Grand Avenue, Los Angeles,CA 90071

T: (213) 356 6000, F: (813) 637 4444, www.pwc.com/us